UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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BRIGHTCOVE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2020

Dear Brightcove Stockholder:

I am pleased to invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Brightcove Inc. (“Brightcove”) to be held on Tuesday, April 28, 2020 at 9:00 a.m. Eastern Time, virtually, via a live webcast on the Internet at www.virtualshareholdermeeting.com/BCOV2020. You will be able to vote and submit your questions at such website during the meeting.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2020 Annual Meeting of Stockholders (the “Notice”) and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or virtually at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Brightcove. We look forward to seeing you at our Annual Meeting.

Sincerely,

Jeff Ray

Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Brightcove the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your shares virtually during the Annual Meeting.

BRIGHTCOVE INC.

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Brightcove Inc. will hold its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) on April 28, 2020 at 9:00 a.m. Eastern Time., virtually, via a live webcast on the Internet at www.virtualshareholdermeeting.com/BCOV2020, for the following purposes:

•

To elect two Class II directors, Jeff Ray and Thomas E. Wheeler, to hold office until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

•	To cast a non-binding, advisory vote to approve the compensation of our named executive officers; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on March 20, 2020 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 20, 2020 or hold a valid proxy for the Annual Meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/BCOV2020, you must enter the control number found on your proxy card, voting instruction form or notice you received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

By Order of the Board of Directors,

David Plotkin

Chief Legal Officer

Boston, Massachusetts

April 1, 2020

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, APRIL 28, 2020

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2020 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held at 9:00 a.m. Eastern Time, virtually, via a live webcast on the Internet at www.virtualshareholdermeeting.com/BCOV2020. You will be able to vote and submit your questions at such website during the meeting. We made this Proxy Statement available to stockholders beginning on April 1, 2020.

In this Proxy Statement the terms “Brightcove,” “the company,” “we,” “us,” and “our” refer to Brightcove Inc. The mailing address of our principal executive offices is Brightcove Inc., 290 Congress Street, Boston, MA 02210.

Record Date	March 20, 2020.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	38,970,853 shares of common stock outstanding as of March 20, 2020.

Voting	There are four ways a stockholder of record can vote:

(1)	By Internet: You may vote over the Internet by going to www.proxyvote.com and entering the 16-digit control number provided on your proxy card or voting instruction form.

(2)	By Telephone: You may vote by telephone by following the instructions on the proxy card. You will need the 16-digit control number provided on your proxy card or voting instruction form.

(3)	By Mail: You may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)

Virtually: If you are a stockholder as of the record date, you may vote virtually at the meeting at www.virtualshareholdermeeting.com/BCOV2020. You will need the 16-digit control number included on your proxy card or voting instruction form. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting virtually. Instructions on how to attend and vote during the Annual Meeting are described at www.proxyvote.com.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting virtually, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using a telephone or the Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

To vote as our Board recommends, stockholders must vote pursuant to the instructions on the Notice or on the proxy card or attend the meeting and vote virtually.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the two nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

For Proposal Three, a majority of the votes properly cast is required to approve the compensation of our named executive officers.

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, or on the non-binding, advisory vote to approve the compensation of our named executive officers.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted on Proposals One or Three unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for directors named in this Proxy Statement, for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and for approval, on a non-binding, advisory basis, of the compensation of our named executive officers. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding	If you are a beneficial owner of our common stock and you receive your proxy materials through Broadridge Financial Solutions, Inc. (“Broadridge”), and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and the Annual Report on Form 10-K than the number of beneficial owners at that address. The rules of the Securities and Exchange Commission (the “SEC”) permit Broadridge to deliver only one Notice, Proxy Statement and Annual Report on Form 10-K to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you receive your proxy materials through Broadridge and (1) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the Annual Report, or any future proxy statement or annual report or (2) you share an address with other beneficial owners who also receive their separate proxy materials through Broadridge and you wish to request delivery of a single copy of the Annual Report on Form 10-K or the proxy statement to the shared address in the future, please contact Investor Relations at Brightcove Inc., 290 Congress Street, Boston, MA 02210 or call (888) 882-1880.

Virtual Annual Meeting	Due to the coronavirus (COVID-19) global pandemic this year, we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments have imposed. Hosting a virtual annual meeting provides easy access for our stockholders and facilitates participation since stockholders can participate from any location around the world.

You will be able to participate in the Annual Meeting of Stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/BCOV2020. To be admitted to the Annual Meeting, you must enter the control number found on your proxy card, voting instruction form or notice you received. You also will be able to vote your shares electronically prior to or during the Annual Meeting.

Submitting a Question	If you want to submit a question during the Annual Meeting, log into www.virtualshareholdermeeting.com/BCOV2020, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints. The questions and answers will be available as soon as practicable after the Annual Meeting at investor.brightcove.com and will remain available for one week after posting.

Technical Difficulties	If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors, currently Deborah Besemer, Kristin Frank and Scott Kurnit, expires at the 2022 annual meeting. The term of the Class II directors, currently Jeff Ray and Thomas E. Wheeler, expires at the Annual Meeting. The term of the Class III directors, currently Gary Haroian and Diane Hessan, expires at the 2021 annual meeting. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board has nominated Jeff Ray and Thomas E. Wheeler for election as directors to serve for a three-year term ending at the 2023 annual meeting or until their successors are elected and qualified. Each of the nominees named in this Proxy Statement is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee named in this Proxy Statement. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees named in this proxy statement will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES NAMED IN THIS PROXY STATEMENT.

The biographies of each of the nominees named in this Proxy Statement and the continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the Board and its Nominating and Corporate Governance Committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the NASDAQ Stock Market (“NASDAQ”).

Nominees for Election for a Three-Year Term Ending at the 2023 Annual Meeting

Jeff Ray, 64, has served as one of our directors and as our Chief Executive Officer since April 2018. From 2014 to 2017, Mr. Ray served as Chief Executive Officer, President and Chairman of Ellucian Company L.P., a software and service provider to the higher education community. From 2012 to 2014, Mr. Ray served as the Chief Executive Officer of Ventyx, Inc., which was acquired by ABB Ltd in 2010. Mr. Ray holds a B.S. in Economics with a minor in Finance from Texas A&M University. Mr. Ray was selected to serve on our Board due to the perspective and experience he brings as our Chief Executive Officer and his prior experience as an executive in the information technology services industry.

Thomas E. Wheeler, 73, has served as one of our directors since April 2018. Since January 2017, he has served as the Chief Executive Officer of the Shiloh Group, a telecommunications services strategy development and private investment company. From 2013 to 2017, Mr. Wheeler served as Chairman of the Federal Communication Commission. Mr. Wheeler served as Managing Director at Core Capital Partners, a venture capital firm investing in early stage Internet Protocol-based companies, from 2004 to 2013. Mr. Wheeler currently serves as a Visiting Fellow at the Brookings Institution, and as a Senior Fellow at the Harvard Kennedy School. Mr. Wheeler has a B.S. in International Trade from The Ohio State University. Mr. Wheeler was selected to serve on our Board due to his extensive background and leadership positions in the public and private sectors of the telecommunications industry.

Directors Continuing in Office Until the 2021 Annual Meeting

Gary E. Haroian, 68, has served as one of our directors since 2014. From 2000 to 2002, Mr. Haroian served in various positions, including as Chief Financial Officer, Chief Operating Officer and Chief Executive Officer, at Bowstreet, Inc., a provider of software application tools. From 1997 to 2000, Mr. Haroian served as Senior Vice President of Finance and Administration and Chief Financial Officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions, including Chief Financial Officer, President, Chief Operating Officer and Chief Executive Officer, at Stratus Computer, Inc., a provider of continuous availability solutions. Mr. Haroian served as a director of EnerNoc, Inc., a provider of cloud-based energy intelligence software and services, from 2015 to 2017; A123 Systems, a battery systems company, from 2006 to 2012; Network Engines, Inc., a provider of server appliance solutions, from 2003 to 2011; Unica Corporation, a provider of enterprise marketing management software, from 2009 to 2010; Phase Forward Incorporated, a provider of clinical trials and drug safety software, from 2005 to 2010; Authorize.Net Holdings, Inc. (formerly known as Lightbridge, Inc.), a provider of transaction and payment processing services, from 2005 to 2007; and Embarcadero Technologies, Inc., a provider of database management solutions, from 2004 to 2006. Mr. Haroian currently serves as a director of Aspen Technology, Inc., a provider of process optimization software solutions. Prior to 1983, Mr. Haroian was a Certified Public Accountant. He holds a B.A. in Economics and a B.B.A. in Accounting from the University of Massachusetts Amherst. Mr. Haroian was selected to serve as a director on our Board due to his financial and accounting expertise from his prior extensive experience in finance roles with both public and private corporations. Mr. Haroian qualifies as an “audit committee financial expert” under SEC guidelines.

Diane Hessan, 65, has served as one of our directors since 2017. Ms. Hessan has served as Chief Executive Officer of Salient Ventures since July 2016. Previously, Ms. Hessan served as Chief Executive Officer and director of the Startup Institute from October 2014 to June 2016. From December 1999 until February 2014, Ms. Hessan served as President and Chief Executive Officer of C Space (formerly Communispace Corporation), a marketing technology company that she founded. Since March 2014, Ms. Hessan has served as Chairman of C Space. Ms. Hessan also serves on the boards of Beth Israel Deaconess Medical Center, Eastern Bank, CoachUp, Mass Challenge, the Tufts University Board of Trustees, the Schlesinger Group, the National Association of Corporate Directors – New England, Panera Bread and the Boston Globe Editorial Board. She is also Special Advisor to Datapoint Capital, an early-stage venture capital firm. She holds a B.A. in Economics and English from Tufts University and an M.B.A. from Harvard University. Ms. Hessan was selected to serve on our Board due to her marketing, executive leadership and oversight experience from her background as a senior executive and service on multiple boards.

Directors Continuing in Office Until the 2022 Annual Meeting

Deborah Besemer, 65, has served as one of our directors since 2008. From May 2009 until March 2010, Ms. Besemer held the position of Chief Executive Officer of Gemvara Inc. From 1999 to 2006, Ms. Besemer served as President and Chief Executive Officer of BrassRing, a provider of talent management solutions. From December 1997 to July 1998, Ms. Besemer held the position of President of Systemsoft Corporation, a software company, and from June 1986 to November 1997, she was employed by Lotus Development Corporation, a software company, most recently as Executive Vice President of Worldwide Field Operations. She has served on the board of several public companies, including Double-Take Software, Inc., a provider of information availability software, Systemsoft Corporation, a software company, Eprise Corporation, a content management software company and Halogen Software (HGN), a Canadian company providing cloud-based Talent Management Software. She is a former Chairperson of the Massachusetts Software Council (now known as the Massachusetts Technology Leadership Council) and served on its Board of Trustees for nine years. Ms. Besemer holds a B.A. in French from Cedar Crest College and an M.B.A. from Rutgers University. Ms. Besemer was selected to serve on our Board due to her extensive experience in leadership and sales positions in online service companies.

Kristin Frank, 54, has served as one of our directors since April 2018. Ms. Frank has served as President of AdPredictive, a software company delivering the industry’s first outcomes-driven customer marketing intelligence platform, since September 2018. Before joining AdPredictive, Ms. Frank spent 23 years at Viacom Inc., where she served from 2015 to 2017 as Chief Operating Officer of MTV. From 2013 to 2015, Ms. Frank served as Executive Vice President of Viacom Music and Entertainment’s Connected Content Division. From 2009 to 2012, Ms. Frank served as General Manager for MTV and VH1 Digital. From 2005 to 2009, she served as Chief Operating Officer at LOGO TV. Ms. Frank currently serves on the board of Gaia, Inc., a global digital video subscription service and community, and privately-held company boards of AdPredictive and Cornerstone Capital Group, an SEC-registered investment advisory that pursues financial returns alongside social impact. Ms. Frank holds a Bachelor of Business Administration in Finance from the University of Iowa. Ms. Frank was selected to serve on our Board due to her extensive knowledge of the media and data industries and leadership experience in management, operations, and digital media.

Scott Kurnit, 66, has served as one of our directors since 2005. Mr. Kurnit is an active angel investor, advisor and coach. Mr. Kurnit founded and served as Chairman and Chief Executive Officer of About Inc., an online resource company. Mr. Kurnit serves on the board of the Stein Eriksen Lodge and has founded three companies in addition to About Inc. He has worked at the highest levels of Warner, Viacom, News Corp., PBS, IBM and MCI companies. Mr. Kurnit holds a B.A. in sociology and communications from Hampshire College. Mr. Kurnit was selected to serve as a director on our Board due to his extensive background and leadership positions with Internet, media and technology companies.

Executive Officers

In addition to Mr. Ray, our Chief Executive Officer, who also serves as a director, our executive officers are:

Robert Noreck, 44, has served as our Executive Vice President and Chief Financial Officer since May 2018. From July 2017 to May 2018, Mr. Noreck served as our Senior Vice President, Finance and Sales Operations. From October 2013 through May 2016, Mr. Noreck served as our Vice President, Finance. From January 2011 through September 2013, Mr. Noreck served as our Director, Financial Planning and Analysis. From June 2016 through January 2017, Mr. Noreck served as the Executive Vice President, Finance for FloSports, Inc., a provider of live digital sports and original content. Mr. Noreck holds a B.S. in Finance from Binghamton University and an M.B.A. from the F.W. Olin School of Business at Babson College.

David Plotkin, 52, has served as our Chief Legal Officer since July 2017. Mr. Plotkin also has responsibility for our business security, procurement, corporate IT and facilities operations. From July 2015 to July 2017, Mr. Plotkin served as our General Counsel. Prior to that, Mr. Plotkin served as our Vice President, Business and Legal Affairs, and Deputy General Counsel, from August 2008 to July 2015. From July 2007 to August 2008, Mr. Plotkin was our Director, Business and Legal Affairs. Prior to joining Brightcove, Mr. Plotkin was a lawyer with Prince, Lobel from January 2003 to July 2007 and with Hill & Barlow from September 2000 to December 2002. Before joining Hill & Barlow, Mr. Plotkin served as a Law Clerk to United States District Judge Alvin W. Thompson from September 1999 to September 2000. Mr. Plotkin received his J.D. from Northeastern University and his B.A. from The George Washington University.

CORPORATE GOVERNANCE

Board Independence

The Board has determined that each of our directors, except for Mr. Ray as Chief Executive Officer, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of our director independence standards and the director independence standards of NASDAQ and the SEC. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of NASDAQ’s, the SEC’s and our applicable committees’ independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. There are no family relationships among any of our directors or executive officers. In addition, a majority of the members of the Board meets the independence standards of the NASDAQ Marketplace Rules.

At least annually, the Board will evaluate all relationships between Brightcove and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of NASDAQ’s, the SEC’s and our applicable committees’ independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on our website at investor.brightcove.com/corporate-governance. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attention: Chief Legal Officer. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at http://www.brightcove.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at investor.brightcove.com/corporate-governance. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring its approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2019, the Board held fifteen meetings and acted by unanimous written consent on four occasions. The Board has three standing committees:

•	the Audit Committee, which held five meetings in 2019;

•	the Compensation Committee, which held five meetings and acted by unanimous written consent on two occasions in 2019; and

•	the Nominating and Corporate Governance Committee, which held two meetings and acted by unanimous written consent on two occasions in 2019.

Each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees of our Board upon which they served (during the periods that they served) during 2019. The Board of Directors regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules.

Annual Meeting Attendance

It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders. All members of our Board attended the 2019 Annual Meeting.

Committees

Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available in the corporate governance section of our website at investor.brightcove.com/corporate-governance.

Audit Committee

Mr. Haroian, Ms. Hessan and Mr. Wheeler currently serve on the Audit Committee, which is chaired by Mr. Haroian. The Board has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable NASDAQ Stock Market rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Mr. Haroian as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures as well as our critical accounting policies and practices;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

•

monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflicts of interest and approving all such transactions; and

•	reviewing quarterly earnings releases and scripts.

The Audit Committee met five times during the fiscal year ended December 31, 2019. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at investor.brightcove.com/corporate-governance.

Compensation Committee

Ms. Frank, Mr. Haroian and Mr. Kurnit currently serve on the Compensation Committee, which is chaired by Ms. Frank. The Board has determined that each member of the Compensation Committee is “independent” as that term is defined in the applicable SEC and NASDAQ Stock Market rules. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•

determining our Chief Executive Officer’s compensation based on the Chairperson of the Board’s evaluation of the performance of our Chief Executive Officer in light of such corporate goals and objectives;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

•	reviewing and discussing with the Board corporate succession plans for our Chief Executive Officer and other key officers;

•	retaining and approving the compensation of any compensation advisers; and

•	evaluating the independence of any such compensation advisers.

The Compensation Committee met five times and took action by unanimous written consent two times during the fiscal year ended December 31, 2019. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at investor.brightcove.com/corporate-governance.

Nominating and Corporate Governance Committee

Ms. Frank, Ms. Hessan, Mr. Kurnit and Mr. Wheeler currently serve on the Nominating and Corporate Governance Committee, which is chaired by Ms. Hessan. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable SEC and NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board criteria for Board and committee membership;

•	establishing procedures for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and for election to each of the Board’s committees;

•	developing and recommending to the Board a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board and management.

The Nominating and Corporate Governance Committee met two times and took action by unanimous written consent two times during the fiscal year ended December 31, 2019. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at investor.brightcove.com/corporate-governance.

Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Although the Board of Directors does not have a policy with respect to consideration of diversity in identifying director nominees, among the many other factors considered are the benefits of diversity in board composition, including with respect to age, gender, race, and specialized background. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications

The Nominating and Corporate Governance Committee will consider, among other things, the following (and other) qualifications, skills and attributes when recommending candidates for the Board’s selection as nominees for the Board and as candidates for appointment to the Board’s committees: the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Brightcove Inc., 290 Congress Street, Boston, MA 02210, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Chairperson of the Board via U.S. Mail or Expedited Delivery Service to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attn: Chairperson of the Board.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such securityholder communication to each director, and the Chairperson of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Chairperson of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure

Our corporate governance guidelines do not dictate a particular Board structure, and the Board is given the flexibility to select its Chairperson and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairperson and the Chief Executive Officer may be filled by one individual or two. We currently separate the roles of Chief Executive Officer and Chairperson in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer, Jeff Ray, is responsible for setting the strategic direction for the company and for the day-to-day leadership and performance of the company, while the Chairperson, Deborah Besemer, provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board’s Role in Risk Oversight

The Board is involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Audit Committee, which on behalf of the Board, is charged with overseeing the principal risk exposures we face and our mitigation efforts in respect of these risks. The Audit Committee is responsible for interfacing with management and discussing with management the company’s principal risk exposures and the steps management has taken to monitor and control risk exposures, including risk assessment and risk management policies. The Compensation Committee also plays a role in that it is charged, in overseeing our overall compensation structure, with assessing whether that compensation structure creates risks that are reasonably likely to have a material adverse effect on us.

Risks Related to Compensation Policies and Practices

When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation is based on a balanced mix of criteria; and the Board and Compensation Committee have the authority to adjust variable compensation as appropriate.

Anti-Hedging and Anti-Pledging Policies

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non -public information or otherwise is not permitted to trade in company securities. Our insider trading policies prohibit all directors, executive officers, and employees from buying our securities on margin, or holding such securities in a margin account and, without the prior approval by the Audit Committee which must have at least two weeks to consider any request for approval, buying or selling derivatives on such securities, engaging in short sales involving such securities or pledging our securities as collateral for a loan. To date no such requests have been made or approved.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2020 and to audit the effectiveness of our internal control over financial reporting as of December 31, 2020 pursuant to the Sarbanes-Oxley Act of 2002, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2010.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We adopted a policy on January 26, 2012 under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the Audit Committee’s next scheduled meeting, the Audit Committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the Audit Committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2019 and 2018:

Fee Category	2019	2018
Audit Fees	$1,237,075	$935,000
Audit-Related Fees	368,500	—
Tax Fees	121,800	92,500
All Other Fees	3,600	3,600
Total Fees	$1,730,975	$1,031,100

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, including acquisitions and transactions, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations, due diligence related to acquisitions and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees”.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of an amount paid for the use of an online accounting research tool.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER  31, 2020.

Report of the Audit Committee of the Board of Directors

The information contained in this Audit Committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Brightcove specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board. The Audit Committee consists of the three directors whose names appear below. None of the members of the Audit Committee is an officer or employee of Brightcove, and the Board has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ Stock Market rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Mr. Haroian as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s consolidated financial statements for 2019 and met with management, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the Statement on Auditing

Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of the company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the company’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the company’s internal control, including internal control over financial reporting; and the overall quality of the company’s financial reporting.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for 2019 be included in its Annual Report on Form 10-K for 2019.

Audit Committee

Gary Haroian (Chairperson)

Diane Hessan

Thomas E. Wheeler

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 1, 2020, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	our named executive officers;

•	each of our directors and director nominees; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 38,958,434 shares of common stock outstanding as of March 1, 2020. Options to purchase shares of our common stock that are exercisable, and shares of our common stock that may be acquired upon the vesting of restricted stock units (“RSUs”), in each case, within 60 days of March 1, 2020, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Brightcove Inc., 290 Congress Street, Boston, MA 02210.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% Stockholders
Trigran Investments, Inc.(1)	3,927,488	10.1%
Tenzing Global Management LLC(2)	3,500,000	9.0%
BlackRock, Inc.(3)	2,600,510	6.7%
Archon Capital Management LLC(4)	2,587,039	6.6%
Renaissance Technologies LLC(5)	2,272,251	5.8%
Edenbrook Capital, LLC(6)	2,160,113	5.5%
The Vanguard Group(7)	1,977,639	5.1%

Executive Officers and Directors
Jeff Ray(8)	255,000	*
Robert Noreck(9)	35,436	*
David Plotkin(10)	126,917	*
Deborah Besemer(11)	168,427	*
Kristin Frank(12)	19,909	*
Gary Haroian(13)	83,954	*
Diane Hessan (14)	51,886	*
Scott Kurnit(15)	152,168	*
Thomas E. Wheeler(16)	26,309	*
All executive officers and directors as a group (9 persons)(17)	920,006	2.3%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

Beneficial ownership is as of December 31, 2019, based solely on a Schedule 13G/A filed jointly on January 10, 2020 with the SEC by Trigran Investments, Inc. (“Trigran”), Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon and Steven R. Monieson and includes 3,927,488 shares of our common stock over which Trigran, Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon and Steven R. Monieson have shared voting power and shared dispositive power. The principal address of Trigran is 630 Dundee Road, Suite 230, Northbrook, IL 60062.

(2)

Beneficial ownership is as of December 31, 2019, based solely on a Schedule 13D/A filed jointly on March 6, 2020 with the SEC by (1) Tenzing Global Management LLC (“Tenzing Global Management”); (2) Tenzing Global Investors LLC (“Tenzing Global Investors”); (3) Tenzing Global Investors Fund I LP (“Fund I”); and (4) Chet Kapoor and includes 3,500,000 shares of our common stock over which Tenzing Global Management and Chet Kapoor have shared voting power and shared dispositive power and 2,549,653 shares of our common stock over which Tenzing Global Investors and Fund I have shared voting power and shared dispositive power. Mr. Kapoor is a managing partner of Tenzing Global Management and Tenzing Global Investors, and the portfolio manager of Fund I. Mr. Kapoor is a managing partner of Tenzing Global Management and Tenzing Global Investors, and the portfolio manager of Fund I. The principal address of Tenzing Global Management, Tenzing Global Investors, Fund I and Chet Kapoor is 90 New Montgomery, Suite 650, San Francisco, CA 94105.

(3)

Beneficial ownership is as of December 31, 2019, based solely on a Schedule 13G/A filed on February 5, 2020 with the SEC by BlackRock, Inc. (“BlackRock”) and includes 2,556,459 shares of our common stock over which BlackRock has sole voting power and 2,600,510 shares over which BlackRock has sole dispositive power. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)

Beneficial ownership is as of December 31, 2019, based solely on a Schedule 13G/A filed jointly on February 14, 2020 with the SEC by Archon Capital Management LLC (“Archon”) and Constantinos Christofilis and includes 2,587,039 shares of our common stock over which Archon and Constantinos Christofilis have shared voting power and shared dispositive power. Constantinos Christofilis is the Managing Member of Archon. The principal address of Archon and Constantinos Christofilis is 1100 19th Avenue E, Seattle, WA 98112.

(5)

Beneficial ownership is as of December 31, 2019, based solely on a Schedule 13G/A filed jointly on February 13, 2020 with the SEC by Renaissance Technologies LLC (“Renaissance”) and Renaissance Technologies Holdings Corporation (“Renaissance Holdings”) and includes 2,130,996 shares of our common stock over which Renaissance and Renaissance Holdings have sole voting power, 2,262,642 shares of our common stock over which Renaissance and Renaissance Holdings have sole dispositive power and 9,609 shares over which Renaissance and Renaissance Holdings have shared dispositive power. The principal business address of Renaissance and Renaissance Holdings is 800 Third Avenue, New York, NY 10022.

(6)

Beneficial ownership is as of December 31, 2017, based solely on a Schedule 13D/A filed jointly on February 26, 2018 with the SEC by Edenbrook Capital, LLC (“Edenbrook”) and Jonathan Brolin and includes 2,160,113 shares of our common stock over which Edenbrook and Jonathan Brolin have shared voting power and shared dispositive power. Jonathan Brolin is the Managing Member of Edenbrook. The principal address of Edenbrook and Jonathan Brolin is 2 Depot Plaza, Bedford Hills, NY 10507.

(7)

Beneficial ownership is as of December 31, 2019, based solely on a Schedule 13G/A filed on February 12, 2020 with the SEC by The Vanguard Group (“Vanguard”) and includes 75,653 shares of our common stock over which Vanguard has sole voting power and shared dispositive power and 1,901,986 shares over which Vanguard has sole dispositive power. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)

Consists of (a) 35,000 shares held by Mr. Ray and (b) 220,000 shares issuable to Mr. Ray upon exercise of stock options exercisable within 60 days after March 1, 2020. The number of shares beneficially owned includes 10,000 shares purchased by Mr. Ray after March 1, 2020.

(9)	Consists of (a) 12,936 shares held by Mr. Noreck and (b) 22,500 shares issuable to Mr. Noreck upon exercise of stock options exercisable within 60 days after March 1, 2020.

(10)	Consists of (a) 41,169 shares held by Mr. Plotkin and (b) 85,748 shares issuable to Mr. Plotkin upon exercise of stock options exercisable within 60 days after March 1, 2020.
(11)	Consists of (a) 100,696 shares held by Ms. Besemer and (b) 67,731 shares issuable to Ms. Besemer upon exercise of stock options exercisable within 60 days after March 1, 2020.
(12)

Consists of (a) 5,357 shares held by Ms. Frank, (b) 13,787 shares issuable to Ms. Frank upon exercise of stock options exercisable within 60 days after March 1, 2020 and (c) 765 shares issuable to Ms. Frank upon vesting of restricted stock units within 60 days after March 1, 2020.

(13)	Consists of (a) 14,430 shares held by Mr. Haroian and (b) 69,524 shares issuable to Mr. Haroian upon exercise of stock options exercisable within 60 days after March 1, 2020.
(14)

Consists of (a) 15,532 shares held by Ms. Hessan, (b) 35,435 shares issuable to Ms. Hessan upon exercise of stock options exercisable within 60 days after March 1, 2020 and (c) 919 shares issuable to Ms. Hessan upon vesting of restricted stock units within 60 days after March 1, 2020. The number of shares beneficially owned includes 1,000 shares purchased by Ms. Hessan after March 1, 2020.

(15)	Consists of (a) 84,437 shares held by Mr. Kurnit and (b) 67,731 shares issuable to Mr. Kurnit upon exercise of stock options exercisable within 60 days after March 1, 2020.
(16)

Consists of (a) 11,757 shares held by Mr. Wheeler, (b) 13,787 shares issuable to Mr. Wheeler upon exercise of stock options exercisable within 60 days after March 1, 2020 and (c) 765 shares issuable to Mr. Wheeler upon vesting of restricted stock units within 60 days after March 1, 2020. The number of shares beneficially owned includes 6,400 shares purchased by Mr. Wheeler after March 1, 2020.

(17)

See footnotes 8 through 16 above. Includes 596,243 shares issuable upon exercise of stock options exercisable within 60 days after March 1, 2020 and 2,449 shares issuable upon vesting of restricted stock units within 60 days after March 1, 2020.

PROPOSAL THREE

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our Board is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, our Board is providing the stockholders with an opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

The following proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this Proxy Statement. Accordingly, we are asking our stockholders to vote for the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Before you vote, we recommend that you read the Executive Compensation section of this Proxy Statement for additional details on our executive compensation programs and philosophy.

This vote is advisory, and therefore not binding on us, the Board or the Compensation Committee. However, our Board and Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains how our executive compensation programs are designed and operate with respect to our named executive officers. Our named executive officers in 2019 were Jeff Ray, Chief Executive Officer; Robert Noreck, Chief Financial Officer; and David Plotkin, Chief Legal Officer.

Executive Summary

Our compensation strategy is designed to attract and retain high-caliber executive officers and employees, and align employee contributions with our objectives and the creation of long-term stockholder value. We intend to provide a competitive total compensation package and will share our success with our named executive officers, as well as our other employees, when our objectives are met.

Compensation for our named executive officers consists primarily of the elements identified in the following table.

Compensation Element	Objective

Base salary	To attract and retain employees and to recognize ongoing execution of job responsibilities.

Annual performance-based cash compensation	To emphasize corporate objectives and provide additional reward opportunities for our named executive officers (and employees generally) when key business objectives are met.

Long-term equity incentive compensation	To emphasize corporate objectives, align interests with those of our stockholders, reward increases in stockholder value, reinforce our focus on team success and promote retention.

Each of the elements of our executive compensation program is discussed in more detail below. Our compensation elements are designed to be flexible, to complement each other and to serve the compensation objectives described above. We have not adopted any formal or informal policies or guidelines for allocating compensation between fixed and variable compensation, cash and equity incentive awards, or short-term and long-term compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance consistent with our strategy through a combination of short-term cash and long-term equity incentive awards.

Executive Compensation Updates and Stockholder Engagement

We pay careful attention to any feedback we receive from our stockholders about our executive compensation program and, in setting 2019 and 2020 compensation for our named executive officers, the Compensation Committee considered the results of the stockholder advisory vote on the “say on pay” proposal presented at our 2018 and 2019 annual meetings of stockholders. Although the results of the say on pay vote are advisory and not binding on the Company, the Board or the Compensation Committee, the Board and the Compensation Committee value the opinions of our stockholders. At our 2018 annual meeting of stockholders, 89.6% of the votes cast on our say-on-pay vote were cast in favor of the compensation paid to our named executive officers. In light of the strong support reflected by the results of the 2018 “say on pay” proposal, the Compensation Committee maintained our general approach to executive compensation. However, in order to more closely align the interests of our named executive officers and our stockholders and to further incentivize achievement of our long-term financial goals, beginning in 2018, we added performance-based restricted stock units as a component of our long-term incentive program, which vest and are earned only if we achieve certain pre-determined financial metrics approved by the Compensation Committee. In addition, in 2018, we hired Mr. Ray as our Chief Executive Officer. The new hire compensation package for Mr. Ray in 2018 was designed with the objective of hiring a leader to help us grow the company and drive significant growth for our stockholders. Consistent with that goal, 88.0% of Mr. Ray’s total target compensation in 2018 was in the form of equity awards, the value of which is tied directly to our stock price (including a new hire stock option award that will only have value if our stock price increases from the grant date), and approximately 71.3% of his total target compensation in 2018 was performance-based and only earned if certain pre-determined business goals are achieved. The compensation reported for Mr. Ray in the 2018 Summary Compensation Table included both the value of his new hire equity awards and annual equity awards made to all of our named executive officers in December 2018.

At the 2019 annual meeting of stockholders 71.1% of votes cast were cast in favor of the compensation of our named executive officers. This result represents a lower level of support than we have historically seen. In 2019, we contacted more than half of our 12 largest stockholders representing approximately 35% of our outstanding common stock, to discuss and solicit feedback regarding our executive compensation program. Discussions with these stockholders were generally led by the Chair of our Board or senior management. Ongoing discussions with stockholders provide an opportunity for us to receive input from our stockholders regarding program design and details and to discuss the philosophy and structure of our executive compensation program, all of which help to guide us in refining the design of our compensation program and in the preparation of our executive compensation disclosure in our annual proxy statement. Following these discussions, and in part in response to the feedback we received from stockholders and evolving market compensation practices, we revised the design of our performance-based equity awards, beginning with awards made in December 2019, to, among other things, eliminate quarterly vesting opportunities. The vesting terms applicable to our performance-based restricted stock units are described in more detail under “Long-Term Equity Incentive Compensation” below.

We continue to be receptive to input from stockholders concerning our executive compensation program and will continue to consider any such feedback when making design adjustments. Consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the non-binding, advisory vote on the frequency of future say-on-pay votes conducted at our 2018 annual meeting of stockholders, we intend to hold an annual non-binding, advisory vote on the compensation of our named executive officers until at least the next non-binding, advisory vote regarding the frequency of future say-on-pay votes, which will occur no later than our 2024 annual meeting of stockholders.

In addition to our direct compensation elements, the following features of our compensation program are designed to align our executive team with stockholder interests and with market best practices:

What We Do	What We Don’t Do
✓ Maintain an industry-specific peer group for benchmarking pay	× Allow hedging of equity without preapproval

✓ Target pay based on market norms	× Allow for re-pricing of stock options without stockholder approval

✓ Deliver executive compensation primarily through performance-based compensation	× Provide excessive perquisites

✓ Offer market-competitive benefits for executives that are consistent with the rest of our employees	× Provide supplemental executive retirement plans

✓ Consult with an independent compensation consultant on compensation levels and practices	× Provide any excise tax gross-ups

✓ Maintain robust stock ownership guidelines	× Provide single-trigger severance payments

✓ Hold an annual say-on-pay vote

Business Highlights

During 2019, we made significant progress on our business goals, including the following achievements that impacted executive compensation:

•	Signed and closed the acquisition of Ooyala’s online video platform business, which further strengthened our leadership in the online video industry;

•

Introduced new features and functionality for Brightcove Live, our award-winning live-streaming video solution, including a new Live to Social feature, which enables Brightcove Live events to be streamed to Facebook or YouTube simultaneously via the Brightcove platform;

•

Launched Brightcove Beacon, a new SaaS-based OTT platform that empowers customers to deliver OTT experiences on a breadth of devices, with the flexibility of multiple monetization models to fit any business need; and

•

Announced Brightcove Campaign, a purpose-built application that enables marketers to easily create video-driven marketing campaigns that yield insightful data, with the ability to compare video performance to a variety of industry benchmarks.

Determining Executive Compensation

Our Chief Executive Officer reviews the performance of each named executive officer other than himself, and based on this review and the factors described below, makes recommendations to the Compensation Committee with respect to each named executive officer’s total compensation package. The Compensation Committee then makes the final determination with regard to the total compensation package for our named executive officers, including our Chief Executive Officer. In establishing overall executive compensation levels and making specific compensation decisions for the named executive officers in 2019, the Compensation Committee considered a number of criteria, including the executive’s position, any applicable employment agreement, prior compensation levels, scope of responsibilities, prior and current period performance, attainment of individual and overall company performance objectives, external market data and retention concerns.

In the fourth quarter of 2018, we updated our peer group for 2019 compensation decisions to consist of the following 15 publicly-traded companies:

American Software	Limelight Networks	SeaChange International
Carbonite	Majesco	Synacor
ChannelAdvisor	Model N	Synchronoss Technologies
eGain	QAD	Telaria
Internap	Real Networks	Telenav

Certain of these companies were determined to be appropriate peer companies based on the type and size of their businesses. Certain of these companies were selected for executive compensation analysis purposes because they had similar operating and/or financial metrics. These companies are also representative of the types of companies with which we compete for executive talent. We may replace some or all of these companies with others from time to time as changes in market positions and company size, including our own, may suggest more representative peer group companies. While competitive practice is an important component of our compensation philosophy, it is not the sole determinant of executive compensation and benefit practices and programs and we do not automatically target our executive compensation at a specific percentage of the peer group average.

Elements of Compensation

Base Salaries

Base salaries for our named executive officers were established initially through arm’s-length negotiations at the time each individual was hired, taking into account compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Base salaries of our named executive officers are reviewed on an annual basis by our Chief Executive Officer (for named executive officers other than himself), our Chief People Officer and our Compensation Committee and approved annually by our Compensation Committee. Adjustments to base salaries are based on an individual’s performance and promotions, as well as compensation surveys, our own analysis of compensation practices at peer companies, and internal pay equity considerations. In making decisions regarding salary adjustments, our Compensation Committee also draws upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding base salary adjustments.

In January 2019, Mr. Noreck’s base salary was increased from $300,000 to $315,000 and Mr. Plotkin’s base salary was increased from $308,256 to $320,000, each as part of our annual review program, based on their overall performance, the growth of our company and to make their total cash compensation more competitive with that of similarly situated executives in our peer group. After reviewing the base salary of Mr. Ray, the Compensation Committee decided to maintain his base salary at the same level as was in effect in 2018.

The following table sets forth the base salary for our named executive officers for fiscal 2018 and 2019:

Named Executive Officer	2018 Base Salary	2019 Base Salary	% Change
Jeff Ray	$400,000	$400,000	n/a
Robert Noreck	$300,000	$315,000	5%
David Plotkin	$308,256	$320,000	3.8%

Annual Performance-Based Cash Compensation

The named executive officers, as well as other executives and certain employees, participate in our annual Performance Incentive Program, which provides an opportunity to earn a cash bonus subject to the achievement of performance objectives approved by our Compensation Committee. This program was established to further align individual goals with corporate goals and to increase focus on executing key business deliverables.

Target Bonuses-Performance Incentive Program. As with base salaries, the target annual incentive compensation opportunities (generally expressed as a percentage of base salary) for our named executive officers were established initially through arm’s-length negotiations at the time each individual was hired, taking into account compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Adjustments to annual incentive compensation targets are based on an individual’s performance and promotions, as well as compensation surveys and internal pay equity considerations. Along with base salaries, annual incentive compensation targets are reviewed on an annual basis by our Chief Executive Officer (for named executive officers other than himself), our Chief People Officer and our Compensation Committee and approved annually by our Compensation Committee. In making decisions regarding adjustments to annual incentive compensation targets, our Compensation Committee also draws upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding adjustments to annual incentive compensation targets.

After reviewing the annual incentive compensation targets for our named executive officers, the Compensation Committee decided to maintain the same incentive compensation targets, as a percentage of base salary, in 2019 as were in effect in 2018. Bonuses under the Performance Incentive Program are capped at 200% of target.

The following table sets forth the annual incentive compensation targets for our named executive officers under our Performance Incentive Program for fiscal 2018 and 2019:

Named Executive Officer	2018 Target Bonus	2019 Target Bonus	% Change
	(% of base salary)	(% of base salary)
Jeff Ray	150%	150%	n/a
Robert Noreck	50%	50%	n/a
David Plotkin	40%	40%	n/a

Bonus Determinations-Performance Incentive Program. Bonus payments under the Performance Incentive Program are based entirely on the achievement of pre-determined corporate performance goals approved by the Board that are important objectives for our business and are designed to drive our growth as a company and long-term stockholder value. Under the Performance Incentive Program, each year (generally during the first quarter) the Board establishes company-wide financial performance objectives, which serve as the basis for determining the eligibility for and the amount of bonuses to be paid under the program. For 2019, the Board determined that the performance goals under the Performance Incentive Program would be tied to pre-determined levels of revenue and adjusted EBITDA (excluding bonus expense), weighted equally (50% each). We define adjusted EBITDA (excluding bonus expense) as consolidated net income (loss), calculated in accordance with GAAP, excluding our stock-based compensation expense, executive severance and restructuring, merger-related expense, the amortization of acquired intangible assets, depreciation expense, other income/expense and the provision for income taxes, as well as bonus expense. The Board determines the goals for each of these objectives in consultation with management and taking into account our performance for the immediately preceding year. The Board establishes goals it believes are necessary to motivate our executives to achieve an aggressive level of growth and to drive stockholder value. Our 2019 revenue goal was $189.8 million, compared with $184.5 million in actual revenue for the fiscal year ended December 31, 2019. Our 2019 adjusted EBITDA (excluding bonus expense) goal was $16.4 million, compared with $10.6 million in actual adjusted EBITDA (excluding bonus expense) for the fiscal year ended December 31, 2019. After the end of each year, the Compensation Committee reviews our actual achievement against the performance objectives and determines the amount of bonuses to be paid under the program as a whole.

The above-referenced performance objectives should not be interpreted as a prediction of how we will perform in future periods. As described above, the purpose of these objectives was to establish a method for determining the payment of performance-based cash compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.

Revenue

We must achieve at least 95% of the goal for revenue for bonuses to be paid under the program for this component. Performance at the 95% level with respect to revenue would result in bonus payouts to the named executive officers at 50% of the named executive officers’ individual target bonus opportunity for revenue. Each incremental 1% of achievement from 95% to 100% of the goal for revenue increases the bonus payouts by 10%, such that performance at the 97.5% level with respect to revenue would result in bonus payouts at 75% of the individual target bonus opportunity for revenue and performance at the 100% level with respect to revenue would result in bonus payouts at 100% of the individual target bonus opportunity for revenue.

Each incremental 1% of achievement from 100% to 102% of the goal for revenue increases the bonus payouts by 15% for this component. An incremental 1% of achievement from 102% to 103% of the goal for revenue increases the bonus payouts by 20% for this component. Each incremental 1% of achievement from 103% to 105% of the goal for revenue increases the bonus payouts by 25%, up to a maximum of 200%, for this component.

Adjusted EBITDA (excluding bonus expense)

We must achieve at least 50% of the goal for adjusted EBITDA (excluding bonus expense) for bonuses to be paid under the program for this component. Performance at the 50% level with respect to adjusted EBITDA (excluding bonus expense) would result in bonus payouts to the named executive officers at 50% of the named executive officers’ individual target bonus opportunity for adjusted EBITDA (excluding bonus expense). Each incremental 10% of achievement from 50% to 100% of the goal for adjusted EBITDA (excluding bonus expense) increases the bonus payouts by 10%, such that performance at the 75% level with respect to adjusted EBITDA (excluding bonus expense) would result in bonus payouts at 75% of the individual target bonus opportunity for adjusted EBITDA (excluding bonus expense) and performance at the 100% level with respect to adjusted EBITDA (excluding bonus expense) would result in bonus payouts at 100% of the individual target bonus opportunity for adjusted EBITDA (excluding bonus expense).

Each incremental 10% of achievement from 100% to 120% of the goal for adjusted EBITDA (excluding bonus expense) increases the bonus payouts by 15% for this component. An incremental 10% of achievement from 120% to 130% of the goal for adjusted EBITDA (excluding bonus expense) increases the bonus payouts by 20% for this component. Each incremental 10% of achievement from 130% to 150% of the goal for adjusted EBITDA (excluding bonus expense) increases the bonus payouts by 25% for this component, up to a maximum of 200%, for this component.

General

We must achieve at least 100% of the goal for both performance objectives in order for any upward adjustments to apply. If we achieve more than 100% of the goal for either performance objective, any achievement above 100% of the goal for such objective shall increase the bonus payouts on a pro-rata basis for such component, without any upward adjustments.

Achievement

Set forth in the table below are the threshold, target and maximum revenue and adjusted EBITDA (excluding bonus expense) goals under the 2019 annual Performance Incentive Program, the actual revenue and adjusted EBITDA (excluding bonus expense) results for 2019 and achievement of the revenue and adjusted EBITDA (excluding bonus expense) goals as a percentage of target.

Corporate Performance Goal	Weighting	Goals			Actual Achievement	Achievement as a % of Target
		Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Revenue	50%	$180.3 million	$189.8 million	$199.3 million	$184.5 million	72.0%
Adjusted EBITDA (excluding bonus expense)	50%	$8.2 million	$16.4 million	$24.5 million	$10.6 million	64.9%
Weighted Outcome (% of Target)						68.4%

Payouts

The following table sets forth the cash bonuses awarded to our named executive officers for 2019 under the annual Performance Incentive Program:

Named Executive Officer	2019 Performance Incentive Program Bonus	2019 Performance Incentive Program Bonus as a % of Target
Jeff Ray	$410,513	68.4%
Robert Noreck	$107,760	68.4%
David Plotkin	$87,576	68.4%

Long-Term Equity Incentive Compensation

Our named executive officers are eligible to receive long-term equity-based incentive awards, which are intended to align the interests of our named executive officers with the interests of our stockholders, to emphasize and reinforce our focus on team success and to promote retention. Since the consummation of our initial public offering, our long-term equity-based incentive compensation awards have been made in the form of stock options and restricted stock units subject to vesting based on continued employment and/or the achievement of certain performance metrics. We believe that stock options and restricted stock units are effective tools for meeting our compensation goal of increasing long-term stockholder value. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, and because the value of restricted stock units is based on the price of our common stock when the restricted stock units vest, we believe stock options and restricted stock units provide meaningful incentives to motivate employees to achieve increases in the value of our stock over time.

All stock option and restricted stock unit awards are approved by the Compensation Committee or our Board. In determining the size of a stock option grant or restricted stock unit award, the Compensation Committee or Board takes into account individual performance (generally consisting of financial performance for the year as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations and the value of existing long-term incentive awards. Each named executive officer received an initial grant of stock options and/or restricted stock units in connection with the commencement of his employment. Our named executive officers and other employees are also eligible to receive additional grants or awards from time to time. Except for our equity award grant policy, which is described more fully below under “Other Compensation Practices and Policies”, we do not have a set program for the award of these additional grants or awards, and our Compensation Committee and Board retain discretion to make long-term equity-based incentive awards to employees at any time.

Stock Options

Stock option awards to our named executive officers typically vest over four years, with 25% vesting on each annual anniversary of the vesting start date, which is a date fixed by our Board or Compensation Committee when making equity awards. We refer to this vesting schedule as our “Four Year Annual vesting schedule”.

Time-Based Restricted Stock Unit Awards

Historically, restricted stock unit awards to our named executive officers have had our Four Year Annual vesting schedule. Restricted stock unit awards granted to our named executive officers in 2019 vest over three years, with 33% vesting on each annual anniversary of the vesting start date. We refer to this vesting schedule as our “Three Year Annual vesting schedule”.

2018 Performance-Based Restricted Stock Unit Awards

Beginning in 2018, we introduced performance-based restricted stock unit awards in our executive compensation program in order to more closely align the interests of our named executive officers with those of our stockholders and to continue to drive important business objectives that, in turn, drive long-term stockholder value. These restricted stock unit awards have a four-year performance period and generally vest as follows:

•	if the sum of our revenue growth rate and adjusted EBITDA margin equals or exceeds 30%, 50% of the restricted stock units will vest immediately and 50% will vest on the one year anniversary thereof;

•

if the sum of our revenue growth and adjusted EBITDA margin equals at least 20% but less than 30%, 25% of the restricted stock units will vest immediately and 25% shall vest on the one year anniversary thereof. In such case, if the sum of our revenue growth rate and adjusted EBITDA margin thereafter equals or exceeds 30%, an additional 25% of the restricted stock units will vest immediately and the final 25% of the restricted stock units will vest on the one year anniversary thereof.

The performance metric will be assessed on a trailing four-quarter basis, at the end of each quarter in the four-year performance period. Any portion of the restricted stock units that has not been earned at the end of the four-year performance period will be forfeited. All vesting of performance-based awards is subject to the grantee being an employee of ours through the applicable vesting date. We refer to the vesting schedule described in this paragraph as the “Rule of 30 vesting schedule”.

In addition, in December 2018, in light of his role as Chief Executive Officer, Mr. Ray was granted performance-based restricted stock units with a more challenging vesting schedule, which is the same as the Rule of 30 vesting schedule but with targets of 40% and 30% rather than 30% and 20%. We refer to this vesting schedule as the “Rule of 40 vesting schedule”.

2019 Performance-Based Restricted Stock Unit Awards

As discussed above, in 2019 we solicited feedback from a number of our large stockholders on our executive compensation program, including on the design of our long-term equity incentive awards. In part in response to this feedback and evolving market compensation practices, and as described in more detail in the paragraph below, we modified the design of the performance-based restricted stock units granted in 2019 to, among other things, eliminate quarterly vesting opportunities.

Performance-based restricted stock unit awards granted in 2019 have a three-year performance period with 1/3 of the restricted stock units being eligible to vest based upon annual performance for each of fiscal 2020, fiscal 2021 and fiscal 2022, as follows:

•

For fiscal 2020, if the sum of our revenue growth rate and adjusted EBITDA margin equals or exceeds 25%, 50% of the fiscal 2020 restricted stock units will vest immediately and 50% will vest on December 31, 2022. For fiscal 2020, if the sum of our revenue growth and adjusted EBITDA margin equals at least 20% but less than 25%, 25% of the fiscal 2020 restricted stock units will vest immediately and 25% shall vest on December 31, 2022;

•

For fiscal 2021, if the sum of our revenue growth rate and adjusted EBITDA margin equals or exceeds 30%, 50% of the fiscal 2021 restricted stock units will vest immediately and 50% will vest on December 31, 2022. For fiscal 2021, if the sum of our revenue growth and adjusted EBITDA margin equals at least 25% but less than 30%, 25% of the fiscal 2021 restricted stock units will vest immediately and 25% shall vest on December 31, 2022; and

•

For fiscal 2022, if the sum of our revenue growth rate and adjusted EBITDA margin equals or exceeds 35%, 100% of the fiscal 2022 restricted stock units will vest immediately. For fiscal 2022, if the sum of our revenue growth and adjusted EBITDA margin equals at least 25% but less than 35%, 50% of the fiscal 2022 restricted stock units will vest immediately.

The performance metric will be assessed on an annual basis, at the end of each fiscal year in the three-year performance period. Any portion of the restricted stock units that has not been earned at the end of the three-year performance period will be forfeited. All vesting of performance-based awards is subject to the grantee being an employee of ours through the applicable vesting date. We refer to the vesting schedule described in this paragraph as the “Rule of X vesting schedule”.

We believe these vesting schedules encourage stock price growth, achievement of important business objectives and long-term employment with our company, while allowing our executives to realize compensation in line with the value they have created for our stockholders.

2019 Long-Term Equity Incentive Awards

In December 2019, as part of our annual performance review program for executives, each of our named executive officers was awarded restricted stock units, 60% of which are subject to performance-based vesting terms as described above and 40% of which are subject to our Three Year Annual vesting schedule. The equity awards made to our named executive officers in 2019 are set forth in the table below.

Named Executive Officer	Time-Based RSUs (#)	Performance-Based RSUs (#)
Jeff Ray	60,000	90,000
Robert Noreck	24,000	36,000
David Plotkin	24,000	36,000

Severance and Change in Control Benefits

We are party to employment agreements with each of our named executive officers. Such employment agreements provide certain benefits in the event of a change in control of our company and termination of employment under certain circumstances as set forth below.

If an executive’s employment is terminated by us without cause (as defined in the applicable employment agreement), or if the executive resigns for good reason (as defined in the applicable employment agreement) prior to or more than 12 months (or, for Mr. Ray, prior to or more than 18 months) following a change in control (as defined in the applicable employment agreement) of the company, the executive is eligible for severance benefits in 12 equal monthly installments consisting of an amount equal to the sum of one times the executive’s base salary and one times the executive’s target bonus (which amounts shall cease to be paid in the event that the executive breaches any of the applicable restrictive covenants set forth in his employment agreement following termination), plus up to 12 months (or, for Mr. Ray, up to 18 months) of COBRA coverage. In the event an executive’s employment is terminated by us without cause or if the executive resigns for good reason, the vesting of each executive’s then-outstanding equity awards with time-based vesting only, and performance-based restricted stock units for which the performance criteria has been met, shall accelerate by 25%. The accelerated vesting provisions described in the preceding sentence only apply for Mr. Noreck in the event of his resignation for good reason. The severance benefits described in this paragraph are contingent upon the executive executing an effective general release of claims in favor of us.

If Mr. Ray’s employment is terminated by us without cause or if he resigns for good reason within 18 months following a change in control of our company, he will be eligible for severance benefits in 18 equal monthly installments consisting of an amount equal to the sum of one times his base salary and one times his target bonus, plus up to 18 months of COBRA coverage. In such case, the remainder of any performance-based restricted stock units held by Mr. Ray as of the date of termination shall accelerate by 25%. The severance benefits described in this paragraph are contingent upon Mr. Ray executing an effective general release of claims in favor of us.

If an executive’s employment (other than Mr. Ray’s) is terminated by us without cause or if the executive resigns for good reason within 12 months following a change in control of our company, the executive is eligible for severance benefits consisting of an amount equal to the sum of one times the executive’s base salary and one times the executive’s target bonus, payable in a lump sum, plus up to 12 months of COBRA coverage (payable in a lump sum for Mr. Plotkin). The severance benefits described in this paragraph are contingent upon the executive executing an effective general release of claims in favor of us.

If an executive’s employment is terminated by us for cause, each applicable stock option may no longer be exercised from and after the date on which the executive received written notice from us of such termination.

The employment agreements also provide that, upon a change in control of our company, each executive’s then-outstanding equity awards with time-based vesting only, and performance-based restricted stock units for which the performance criteria has been met, will fully vest.

We provide these benefits to promote retention and ease the consequences to the executive of an unexpected termination of employment. These arrangements are also intended to preserve morale and productivity in the face of the potentially disruptive impact of a change in control. These benefits also allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their own continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control.

Please refer to the discussion below under “Potential Payments upon Termination or Change in Control” for a more detailed discussion of our severance and change in control benefits.

Employee Benefits

Our named executive officers are eligible for the same benefits as are available to our employees generally. These include participation in a tax-qualified 401(k) plan with a company matching contribution equal to 25% of the first 4% of base salary earnings and group health, dental, life and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and Personal Benefits. As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. However, we have provided certain perquisites to our named executive officers in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make him more efficient and effective, and for recruitment and retention purposes. In connection with his hire and pursuant to the terms of his employment agreement with us, in 2019, we reimbursed Mr. Ray for the following reasonable costs incurred by him, or directly paid such expenses, subject to his timely submission of applicable documentation: (i) the costs of securing and maintaining an apartment in the Greater Boston area (up to $5,700 per month in 2019); and (ii) the commuting costs for standard class air travel between Sarasota, Florida and Boston, Massachusetts (or other company offices or customer facilities or other business locations at which Mr. Ray performs his services).

Insider Trading Policy. Our executive officers, employees and directors are subject to our insider trading policy. Under this policy, all of our executive officers, employees and directors are prohibited from engaging in transactions in publicly-traded options and other derivative securities with respect to our securities unless approved by our Audit Committee.

Stock Ownership Policy. In August 2018, we adopted a stock ownership policy that is applicable to non-employee directors, our Chief Executive Officer and each of our “executive officers,” as defined in Rule 3b-7 of the Exchange Act. The stock ownership policy requires that non-employee directors hold equity in the Company with a value equal to at least three times the director’s annual Board cash retainer, the Chief Executive Officer own equity in the Company equal to at least two times his annual base salary and that all other covered executive officers own equity in the Company equal to at least one times his or her annual base salary. The stock ownership policy provides for a phase-in period, which provides that an individual subject to this policy is required to be in compliance with the minimum equity ownership requirement by the five-year anniversary of the date on which the non-employee director or executive officer first became subject to the stock ownership policy. The stock ownership policy also includes certain share retention obligations that apply to officers and directors who have not met the minimum equity ownership requirements by the end of their phase-in date or who cease to hold the minimum equity ownership at any time following such date.

Policy Regarding the Timing of Equity Awards. Our equity award grant policy formalizes our process for granting equity-based awards. Under our equity award grant policy, we will generally grant equity awards on a regularly scheduled basis. If extraordinary circumstances arise such that the Compensation Committee or the Board determines it is advisable to grant an equity award at a time other than as set forth below, the Compensation Committee may consider and approve any such grant. Grants of equity awards for new hires or promotions will generally be made twice per quarter. Grants approved from the start of the then-current quarter through the date we first publicly release our financial results for the previously completed quarter, shall be effective on the third trading day after we first publicly release our financial results for the previously completed quarter, which we call a grant date. Grants approved after the date we first publicly release our financial results for the previously completed quarter through the end of the then-current quarter, shall be effective on the fifth trading day after we approve such grants, which we also call a grant date. Grants of equity awards to current employees (other than in connection with a promotion) will generally be made, if at all, on an annual basis on one of the grant dates specified above. It is the intention of the Compensation Committee to consider and approve any such grants either at a meeting of the Compensation Committee, which meeting will be established in advance, with notice to the Compensation Committee in accordance with the Compensation Committee charter, or by unanimous consent in writing.

Tax Deductibility Under Section 162(m) of the Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to “covered employees” of the Company. With respect to taxable years before January 1, 2018, remuneration in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m). Effective for taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act of 2017 (a) expands the scope of Section 162(m) such that all named executive officers are “covered employees” and anyone who was a named executive officer in any year after 2016 will remain a covered employees for as long as he or she (or his or her beneficiaries) receive compensation from us and (b) eliminates the exception to the deduction limit for commission-based compensation and performance-based compensation except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, future compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above.

The Board and the Compensation Committee believe that stockholder interests are best served if they retain maximum flexibility to design executive compensation programs that meet stated business objectives. For that reason, while our Board and Compensation Committee consider the potential effects of Section 162(m) of the Code on the compensation paid to our named executive officers, in light of the constraints imposed by Section 162(m) and our desire to maintain flexibility in compensation decisions, the Board and the Compensation Committee do not necessarily limit compensation to amounts deductible under Section 162(m).

Taxation of Parachute Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Code. Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A of the Code may apply to certain severance arrangements, bonus arrangements and equity awards. We structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standard Board (“FASB”) Accounting Standards Codification Topic (“ASC”) 718, Compensation—Stock Compensation, for our stock-based compensation awards to employees. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock awards and restricted stock unit awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their statements of operations over the period that an executive officer is required to render service in exchange for the option or other award. Our Compensation Committee may consider the impact of FASB ASC Topic 718 when making equity-based awards.

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned by our named executive officers during the fiscal years indicated.

Summary Compensation Table—2019

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Jeff Ray	2019	400,000	—	526,800	—	410,513	98,168	1,435,481
Chief Executive Officer	2018	288,333	—	—	1,990,384	310,689	118,974	2,708,380

Robert Noreck	2019	315,000	—	210,720	—	107,760	3,113	636,593
Chief Financial Officer	2018	283,333	—	106,500	190,168	89,251	3,499	672,751

David Plotkin	2019	320,000	—	210,720	—	87,576	3,171	621,467
Chief Legal Officer	2018	308,256	20,000	142,000	64,356	88,274	2,933	625,819
	2017	270,400	11,150	86,760	73,106	15,890	2,704	460,010

(1)

Except as provided below, the amounts reported represent the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The values reported for the performance-based restricted stock units awarded in 2019 and 2018 represent the grant date fair values of such awards assuming the probable outcome of the performance conditions. We determined that as of the date of the grant it was not probable, as defined under applicable accounting guidance, that the applicable performance conditions would be achieved and, accordingly, the grant date fair value of such awards is $0. The value of the performance-based restricted stock unit awards granted in 2019 assuming the maximum achievement of the performance conditions is $782,100 for Mr. Ray, $312,840 for Mr. Noreck and $312,840 for Mr. Plotkin. The value of the performance-based restricted stock unit awards granted in 2018 assuming the maximum achievement of the performance conditions is $5,328,000 for Mr. Ray, $568,200 for Mr. Noreck and $809,600 for Mr. Plotkin. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)

The amount reported for 2019 for Mr. Ray consists of (i) $4,000 in matching contributions under the company’s 401(k) matching program, (ii) $68,400 for securing and maintaining an apartment in the Greater Boston area, and (iii) $25,768 in commuting costs for standard class air travel between Sarasota, Florida and Boston, Massachusetts (or other Company offices or customer facilities or other business locations at which he performs his services). For Messrs. Noreck and Plotkin, consists of matching contributions under the company’s 401(k) matching program.

Grants of Plan-Based Awards—2019

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Jeff Ray	—	300,000	600,000	1,200,000	—	—	—	—	—	—	—
	12/17/19	—	—	—	15,000	90,000	—	—	—	—	—
	12/17/19	—	—	—	—	—	—	60,000	—	—	526,800
Robert Noreck	—	78,750	157,500	315,000	—	—	—	—	—	—	—
	12/17/19	—	—	—	6,000	36,000	—	—	—	—	—
	12/17/19	—	—	—	—	—	—	24,000	—	—	210,720
David Plotkin	—	64,000	128,000	256,000	—	—	—	—	—	—	—
	12/17/19	—	—	—	6,000	36,000	—	—	—	—	—
	12/17/19	—	—	—	—	—	—	24,000	—	—	210,720

(1)

Represents the threshold, target and maximum performance-based incentive cash payments the named executive officers could earn pursuant to the Performance Incentive Plan for 2019, as described in “—Annual Performance-Based Cash Compensation” above. The actual amounts earned pursuant to the Performance Incentive Program for 2019 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)

Represents the threshold and target number of performance-based restricted stock units granted to the named executive officers in 2019. These awards will vest and be earned only if certain performance goals are achieved as described in “—Long-Term Equity Incentive Compensation” above. The values reported for the performance-based restricted stock units awarded in 2019 represent the grant date fair values of such awards assuming the probable outcome of the performance conditions. We determined that as of the date of the grant it was not probable, as defined under applicable accounting guidance, that the applicable performance conditions would be achieved and, accordingly, the grant date fair value of such awards is $0. The value of such awards assuming the maximum achievement of the applicable performance conditions is reported in footnote 1 to the Summary Compensation Table above.

(3)

The valuation of stock and option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End 2019

		Option Awards							Stock Awards
Name	Grant Date	Vesting Start Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeff Ray	5/1/2018	4/11/2018	110,000	(3)	330,000	—	9.80	5/1/2028	—		—	—		—
	5/1/2018	—	—		—	—	—	—	—		—	200,000	(4)	1,738,000
	12/31/2018	—	—		—	—	—	—	—		—	100,000	(5)	869,000
	12/17/2019	—	—		—	—	—	—	—		—	15,000	(6)	130,350
	12/17/2019	—	—		—	—	—	—	60,000	(7)	521,400	—		—
Robert Noreck	7/31/2017	7/31/2017	—		—	—	—	—	6,250	(8)	54,313	—		—
	7/31/2017	7/31/2017	12,500	(3)	12,500	—	6.70	7/31/2027	—		—	—		—
	4/9/2018	12/10/2017	—		—	—	—	—	7,500	(8)	65,175	—		—
	5/10/2018	5/3/2018	10,000	(3)	30,000	—	10.28	5/10/2028	—		—	—		—
	5/10/2018	—	—		—	—	—	—	—		—	22,500	(4)	195,525
	12/31/2018	—	—		—	—	—	—	—		—	7,500	(9)	65,175
	12/17/2019	—	—		—	—	—	—	—		—	6,000	(6)	52,140
	12/17/2019	—	—		—	—	—	—	24,000	(7)	208,560	—		—
David Plotkin	5/14/2010	8/15/2008	192	(10)	—	—	9.31	5/14/2020	—		—	—		—
	5/14/2010	2/1/2010	2,692	(10)	—	—	9.31	5/14/2020	—		—	—		—
	3/8/2011	11/15/2010	518	(10)	—	—	8.19	3/8/2021	—		—	—		—
	2/17/2012	12/15/2011	3,846	(10)	—	—	11.00	2/17/2022	—		—	—		—
	5/8/2012	5/8/2012	2,000	(10)	—	—	16.88	5/8/2022	—		—	—		—
	7/30/2013	7/30/2013	8,000	(10)	—	—	10.61	7/30/2023	—		—	—		—
	7/29/2014	7/29/2014	5,000	(10)	—	—	5.97	7/29/2024	—		—	—		—
	8/4/2015	8/4/2015	15,000	(10)	—	—	5.53	8/4/2025	—		—	—		—
	9/30/2015	9/10/2015	10,000	(10)	—	—	4.92	9/30/2025	—		—	—		—
	12/30/2015	12/10/2015	9,000	(10)	—	—	6.35	12/30/2025	—		—	—		—
	12/23/2016	12/10/2016	8,000	(3)	2,667	—	8.00	12/23/2026	—		—	—		—
	12/23/2016	12/10/2016	—		—	—	—	—	1,334	(8)	11,592	—		—
	9/27/2017	9/10/2017	11,500	(3)	11,500	—	7.23	9/27/2027	—		—	—		—
	9/27/2017	9/10/2017	—		—	—	—	—	6,000	(8)	52,140	—		—
	4/9/2018	12/10/2017	10,000	(3)	10,000	—	7.10	4/9/2028	—		—	—		—
	4/9/2018	12/10/2017	—		—	—	—	—	10,000	(8)	86,900	—		—
	12/31/2018	—	—		—	—	—	—	—		—	57,500	(9)	499,675
	12/17/2019	—	—		—	—	—	—	—		—	6,000	(6)	52,140
	12/17/2019	—	—		—	—	—	—	24,000	(7)	208,560	—		—

(1)	The vesting start date is a date fixed by our Board or Compensation Committee when granting equity awards.
(2)

Represents the fair market value of unvested restricted stock units as of December 31, 2019 based upon the closing market price of our common stock on December 31, 2019, the last trading day of 2019, of $8.69 per share.

(3)	This option award is subject to our Four Year Annual vesting schedule.
(4)	This performance-based restricted stock unit award is subject to our Rule of 30 vesting schedule, with a four-year performance period from July 1, 2018 through June 30, 2022.
(5)	This performance-based restricted stock unit award is subject to our Rule of 40 vesting schedule, with a four-year performance period from October 1, 2018 through September 30, 2022.

(6)	This performance-based restricted stock unit award is subject to our Rule of X vesting schedule, with a three-year performance period from January 1, 2020 through December 31, 2022.
(7)	This time-based restricted stock unit award is subject to our Three Year Annual vesting schedule.
(8)	This time-based restricted stock unit award is subject to our Four Year Annual vesting schedule.
(9)	This performance-based restricted stock unit award is subject to our Rule of 30 vesting schedule, with a four-year performance period from October 1, 2018 through September 30, 2022.
(10)	This option award is fully vested.

Option Exercises and Stock Vested Table—2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeff Ray	—	—	—	—
Robert Noreck	—	—	6,875	72,563
David Plotkin	—	—	13,833	138,265

(1)

The value realized on exercise is based on the gain, if any, equal to the difference between the per share fair market value of the stock on the exercise date less the per share exercise price, multiplied by the number of shares for which the option was being exercised.

(2)	The value realized on vesting is based on the closing price per share of our common stock on the vesting date, multiplied by the number of restricted stock units that vested.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

The information below sets forth the estimated amounts payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2019, based on the closing market price of our common stock on December 31, 2019, the last trading day of 2019, of $8.69 per share. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. These figures are based on the equity agreements and employment agreements in effect on December 31, 2019.

Name	Benefit	Upon a Change in Control ($)	Termination without Cause, prior to or more than 12 months (or 18 months for Mr. Ray) following a Change in Control ($)	Resignation for Good Reason, prior to or more than 12 months (or 18 months for Mr. Ray) following a Change in Control ($)	Termination without Cause, or Resignation for Good Reason, within 12 months (or 18 months for Mr. Ray) following a Change in Control ($)
Jeff Ray	Severance(1)	—	1,000,000	1,000,000	1,000,000
	Option / Restricted Stock Unit Acceleration(2)	521,400	130,350	130,350	1,499,025
	COBRA Premiums(3)	—	22,860	22,860	22,860
	Vacation Payout	—	—	—	—
	Total Value	521,400	1,153,210	1,153,210	2,521,885

Robert Noreck	Severance(1)	—	472,500	472,500	472,500
	Option / Restricted Stock Unit Acceleration(2)	352,923	88,231	88,231	—
	COBRA Premiums(3)	—	12,002	12,002	12,002
	Vacation Payout	—	—	—	—
	Total Value	352,923	572,733	572,733	484,502

David Plotkin	Severance(1)	—	448,000	448,000	448,000
	Option / Restricted Stock Unit Acceleration(2)	393,723	98,431	98,431	—
	COBRA Premiums(3)	—	23,117	23,117	23,117
	Vacation Payout	—	—	—	—
	Total Value	393,723	569,548	569,548	471,117

(1)	Based on 2019 salaries and annual incentive compensation targets for our named executive officers under the Performance Incentive Program.
(2)

The value of accelerated vesting of stock options and restricted stock unit awards for the named executive officers is based on the difference between (x) $8.69, the closing market price of our common stock on December 31, 2019, and (y) the per share exercise price or purchase price of the award, if any.

(3)	Estimated based on the cost for such coverage during 2019.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

We identified the median employee using our employee population on December 31, 2019 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

We identified the median employee by looking at annual base pay and annual target cash incentive opportunity as of December 31, 2019 for all active employees as of that date. The value of our 401(k) plan and health and welfare benefits provided was excluded as all employees, including the Chief Executive Officer, are offered the same benefits. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. In identifying the median employee, we did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments. Once the median employee was identified, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation as calculated using Summary Compensation Table requirements was $112,500. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $1,435,481. Therefore, our CEO Pay Ratio is approximately 13:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Director Compensation

We reimburse each member of our Board who is not an employee for reasonable travel and other expenses in connection with attending meetings of the Board or committees thereof. In addition, as part of our efforts to attract and retain highly qualified individuals to our Board, we may grant equity awards to our non-employee directors upon their election to our Board.

We have adopted a non-employee director compensation policy as described below. In the first quarter of 2019, each of the non-employee members of our Board were entitled to the following equity compensation pursuant to such policy:

•

Upon initial election to the Board, a non-employee director will receive initial equity awards with an aggregate value of $180,000, split equally in value between restricted stock units and options to purchase shares of common stock (issued with an exercise price equal to the fair market value of our common stock on the grant date), that each vest in equal quarterly installments over three years, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation or acceleration of vesting. The shares underlying the initial grant of restricted stock units and stock options made to any non-employee director who is first elected to the Board as of or subsequent to our initial public offering may not be sold while he/she remains a Board member.

•

At each annual meeting of our stockholders, each continuing non-employee director who has served as a director for at least the six months prior to such annual meeting of stockholders will receive annual equity awards with an aggregate value of $90,000, split equally in value between restricted stock units and options to purchase shares of common stock (issued with an exercise price equal to the fair market value of our common stock on the grant date), that each vest in full after one year, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation or acceleration of vesting.

Under our non-employee director compensation policy in effect during the first quarter of 2019, our Board chairperson also receives an annual cash retainer of $50,000, and each of our other directors receives an annual cash retainer of $40,000, for general availability and participation in meetings and conference calls of our Board. Additionally, the Audit Committee chairperson receives an annual cash retainer of $15,000, each Audit Committee member receives an annual cash retainer of $7,500, the Compensation Committee chairperson receives an annual cash retainer of $10,000, each Compensation Committee member receives an annual cash retainer of $5,000, the Nominating and Corporate Governance Committee chairperson receives an annual cash retainer of $7,500 and each Nominating and Corporate Governance Committee member receives an annual cash retainer of $3,000.

As of April 2019, the Compensation Committee amended the non-employee director compensation policy to (i) increase the aggregate value of the equity award upon initial election to the Board from $180,000 to $200,000, (ii) increase the aggregate value of the equity award for each continuing non-employee director from $90,000 to $100,000, (iii) increase the annual cash retainer for directors from $40,000 to $45,000, and (iv) increase the annual cash retainer for our Board chairperson from $50,000 to $70,000. Non-employee directors have until the earlier of two years after the date of the director’s resignation and the original expiration date of the option to exercise vested stock options held as of the date of resignation.

The following table provides compensation information for the fiscal year ended December 31, 2019 for each non-employee member of our Board. No member of our Board receives or has received separate compensation for services rendered as a member of our Board.

Director Compensation Table—2019

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)	All Other Compensation	Total ($)
Deborah Besemer	65,408	49,981	49,996	—	165,385
Kristin Frank	56,439	49,981	49,996	—	156,416
Gary Haroian	63,944	49,981	49,996	—	163,921
Derek Harrar(2)	11,360	—	—	—	11,360
Diane Hessan	58,458	49,981	49,996	—	158,435
Scott Kurnit	51,750	49,981	49,996	—	151,727
Thomas E. Wheeler	53,484	49,981	49,996	—	153,461

(1)

Represents the grant date fair value of options and RSUs awarded in the fiscal year ended December 31, 2019 in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	Mr. Harrar resigned from the Board, effective April 11, 2019.

The non-employee members of our Board who held such position on December 31, 2019 held the following aggregate number of shares underlying unexercised options and unvested restricted stock units as of such date:

Name	Number of Shares Underlying Unexercised Options	Number of Unvested Restricted Stock Units
Deborah Besemer	79,668	5,045
Kristin Frank	32,618	9,637
Gary Haroian	81,461	5,045
Diane Hessan	47,372	5,964
Scott Kurnit	79,668	5,045
Thomas E. Wheeler	32,618	9,637

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2019 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our Amended and Restated 2004 Stock Option and Incentive Plan (the “2004 Plan”), our 2012 Stock Incentive Plan (the “2012 Plan”), our 2012 RSU Inducement Plan (the “2012 Inducement Plan”), our 2014 Stock Option Inducement Plan (the “2014 Inducement Plan”), and our 2018 Inducement Plan (the “2018 Inducement Plan”). The 2004 Plan and the 2012 Plan provide for the issuance of incentive and non-qualified stock options, restricted stock, and other equity awards to our employees, officers, directors, consultants and advisors. In conjunction with the effectiveness of the 2012 Plan, the Board voted that no further stock options or other equity-based awards may be granted under the 2004 Plan. The 2012 Inducement Plan, 2014 Inducement Plan and the 2018 Inducement Plan were approved by the Board in August 2012, January 2014 and April 2018, respectively, for use exclusively in the grant of equity awards to individuals who were not previously an employee or non-employee director of the company (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with the company, pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and RSUs		Weighted- average Exercise Price of Outstanding Options ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(2)	5,256,037	(3)	9.14	2,097,410	(4)
Equity compensation plans not approved by stockholders	849,750	(5)	10.62	643,905	(6)
Total	6,105,787		9.16	2,741,315

(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options to purchase shares of our common stock. It does not reflect the shares of our common stock that will be issued upon the vesting of outstanding awards of restricted stock units, which have no exercise price.

(2)	These plans consist of the 2004 Plan and the 2012 Plan.
(3)

This number includes 49,329 shares of our common stock subject to outstanding options granted under our 2004 Plan, 1,980,345 shares of our common stock subject to outstanding options granted under our 2012 Plan and 3,226,363 shares of our common stock subject to outstanding restricted stock unit awards under our 2012 Plan.

(4)

This number includes 2,097,410 shares of our common stock available for issuance under our 2012 Plan. The number of shares available for issuance under the 2012 Plan is subject to an automatic annual increase on each January 1, by an amount equal to 4% of the number of shares of our common stock outstanding on the immediately preceding December 31, unless our overhang exceeds 30% on such December 31.

(5)

This number includes 9,750 shares of our common stock subject to outstanding options granted under our 2014 Inducement Plan, 440,000 shares of our common stock subject to outstanding options granted under our 2018 Inducement Plan, and 400,000 shares of our common stock subject to outstanding restricted stock unit awards granted under our 2018 Inducement Plan.

(6)	This number includes 37,780 shares available for issuance under our 2012 Inducement Plan and 606,125 shares of our common stock available for issuance under our 2014 Inducement Plan.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company.

We anticipate that, as permitted by Rule 10b5-1 and our policy governing transactions in our securities, some or all of our officers, directors and employees may establish trading plans in the future. We intend to disclose the names of executive officers and directors who establish a trading plan in compliance with Rule 10b5-1 and the requirements of our policy governing transactions in our securities in our future quarterly and annual reports on Form 10-Q and 10-K filed with the SEC. However, we undertake no obligation to update or revise the information provided herein, including for revision or termination of an established trading plan.

Compensation Committee Interlocks and Insider Participation

During 2019, Ms. Besemer, Ms. Frank, Mr. Haroian and Mr. Kurnit served as members of our Compensation Committee. No member of the Compensation Committee was an employee or officer of Brightcove during 2019, a former officer of Brightcove, or had any other relationship with the company requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (2) a director of another entity, one of whose executive officers served on our Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

Report of the Compensation Committee of the Board of Directors

The information contained in this Compensation Committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Compensation Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Brightcove specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Kristin Frank (Chairperson)

Gary Haroian

Scott Kurnit

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation agreements and other arrangements which are discussed in “Compensation Discussion and Analysis,” in 2019, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our Board reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our Audit Committee shall review the material facts of all related party transactions. The Audit Committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 290 Congress Street, Boston, MA 02210, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not earlier than December 29, 2020 and not later than the close of business on January 28, 2021. However, if the date of our 2020 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after April 28, 2021, the anniversary of the 2020 Annual Meeting, a stockholder notice will be timely if it is received at the address set forth above by the later of the close of business on (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public announcement of the date of the meeting is made.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be to be included in our proxy materials relating to our 2021 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than November 27, 2020. Such proposals must be delivered to our Secretary, c/o Brightcove Inc., 290 Congress Street, Boston, MA 02210.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BCOV2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. BRIGHTCOVE INC. 290 CONGRESS STREET BOSTON, MA 02210 D08909-Z76955 For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. BRIGHTCOVE INC. The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3: ! ! ! 1. To elect the following Class II Director Nominees 01) Jeff Ray 02) Thomas E. Wheeler For Against Abstain ! ! ! 2. To ratify the appointment of Ernst & Young LLP as Brightcove’s independent registered public accounting firm for the fiscal year ending December 31, 2020. ! ! ! 3. To approve, on a non-binding, advisory basis, the compensation of Brightcove’s named executive officers. This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) “FOR” the election of each of the nominees for director; (ii) “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; (iii) “FOR” approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers; and (iv) in the discretion of the proxies upon such matters as may properly come before the 2020 Annual Meeting. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 28, 2020 The proxy statement and the 2019 Annual Report on Form 10-K are available at http://www.proxyvote.com/brightcove2020 D08910-Z76955 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHTCOVE INC. The undersigned hereby appoints Jeff Ray, Robert Noreck and David Plotkin as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution and hereby authorizes them to represent and vote all the shares of common stock of Brightcove Inc. (the “Company”), standing in the name of the undersigned on March 20, 2020, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on April 28, 2020 or at any adjournment or postponement thereof. Receipt of this Notice of the 2020 Annual Meeting of Stockholders and Proxy Statement and the 2019 Annual Report is hereby acknowledged. In order for your vote to be submitted by this proxy, you must (i) properly complete the Internet voting instructions no later than 11:59 P.M. Eastern Time on April 27, 2020 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2020 Annual Meeting of Stockholders of the Company. PROXY Address Changes/Comments: you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be marked, dated and signed, on the other side)